Exhibit 97.1

ARKO Corp.

CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of ARKO Corp., a Delaware corporation (the “Company”), believes that it is in the best interests of the Company and its stockholders that the Company maintain this policy, which provides for the recoupment of certain compensation in the event of an Accounting Restatement (as defined below) due to material noncompliance with financial reporting requirements under the federal securities laws (this “Policy”). This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all applicable rules, regulations and standards adopted by the Securities and Exchange Commission (the “SEC”) or a national securities exchange on which the Company’s securities are listed, including Rule 10D-1 promulgated under the Exchange Act, Listing Rule 5608 (Recovery of Erroneously Awarded Compensation) of the Nasdaq Stock Market LLC (the “Exchange”) or otherwise (the “Applicable Rules”).

Accounting Restatement

As used in this Policy, an “Accounting Restatement” means an accounting restatement of the Company’s financial statements on or after the Effective Date (as defined below) that (i) the Company is required to prepare due to material non-compliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in the Company’s previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Notwithstanding the foregoing, an accounting restatement of the Company’s financial statements as a result of any of the following shall not be deemed an Accounting Restatement: (a) retrospective application of a change in accounting principle; (b) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (c) retrospective reclassification due to a discontinued operation; (d) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (e) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations or interpretations made by the Board shall be final and binding on all affected individuals.

Covered Executive and Non-Executive Officers

This Policy applies to each person who is, or was at any time, during the Covered Period (as defined below), a Tier 1 Executive Officer (as defined below) or a Non-Executive Officer (as defined below), regardless of whether such person was at fault for an accounting error that resulted in, or contributed to, the Accounting Restatement (collectively, “Covered Executives”). For the elimination of doubt, a Covered Executive may include a former Covered Executive who left the Company, retired or transitioned to a role that was not that of a Covered Executive (including after serving as a Covered Executive in an interim capacity) during the Covered Period.

“Executive Officer” means the Company’s current or former president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company. For the sake of clarity, at a minimum, all persons who are executive officers pursuant to Item 401(b) of Regulation S-K.

“Non-Executive Officer” means a person who is not a Tier 1 Executive Officer but whom the Board has designated as being subject to this Policy as a Non-Executive Officer.

“Tier 1 Executive Officer” means an Executive Officer and any other person designated by the Board as being subject to this Policy as a Tier 1 Executive Officer.

Recoupment due to an Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Board shall in the case of each Tier 1 Executive Officer, and may in the case of each Non-Executive Officer, seek reimbursement or forfeiture of any Excess Payment (as defined below) received by each Covered Executive during the three completed fiscal years immediately preceding the earlier of (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concluded (or reasonably should have concluded) that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years (the “Covered Period”).

For the purposes of this Policy, Incentive-based Compensation (as defined below) is considered to be “received” in the fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period. In the event of an award that is subject to both time and performance based vesting conditions it will be considered “received” upon satisfaction of the performance condition.

This Policy shall apply only to Incentive-based Compensation received by a person (i) after beginning service as a Covered Executive, (ii) if that person served as Covered Executive at any time during the Covered Period described above, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association and (iv) during the Covered Period. For the elimination of doubt, this Policy shall not apply to a person if that person was not a Covered Executive at any time during the applicable Covered Period.

Incentive Based Compensation

For purposes of this Policy, “Incentive-based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any Financial Reporting Measure, including, but not limited to:

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stock options;
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stock appreciation rights;
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restricted stock;

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restricted stock units;
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performance shares;
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performance units; and
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annual bonuses and other short- and long-term cash incentives.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, but not limited to:

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earnings before interest, taxes, depreciation, and amortization (EBITDA);
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Company stock price;
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total stockholder return;
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revenues;
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net income;
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liquidity measures such as working capital or operating cash flow; and
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earnings measures such as earnings per share.

A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a Company filing with the SEC.

For the elimination of doubt, the following would not be considered Incentive-based Compensation:

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base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure);
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bonuses paid solely at the discretion of the Board or any committee of the Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure;
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bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period;
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incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture), or operational measures (e.g., opening a specified number of stores, completion of a project, increase in market share); and
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equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures.

Excess Payment: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive-based Compensation received by the Covered Executive that exceeded the amount of Incentive-based Compensation that otherwise would have been received had it been determined based on the restated amounts set forth in the Accounting Restatement, and will be computed (x) without regard to any taxes paid in the case of all Tier 1 Executive Officers, and (y) in the case of all other Covered Executives, without regard to any taxes paid unless waived by the Board in its sole discretion (as applicable, the “Excess Payment”).

In the event of an Accounting Restatement, the Board shall reasonably promptly determine the amount of any Excess Payment for each Covered Executive in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Covered Executive with a written notice containing the amount of the Excess Payment and a demand for repayment or return, cancellation or forfeiture, as applicable.

(a)
Cash Awards. With respect to cash awards, the Excess Payment is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was received and the amount that should have been received applying the restated Financial Reporting Measure.

(b)
Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Excess Payment is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)
Equity Awards. With respect to equity awards, if the shares, options, restricted stock units, performance units, stock appreciation rights or other equity awards are still held by the applicable Covered Executive at the time of recovery, the Excess Payment is the number of such securities received in excess of the number that should have been received by applying the restated Financial Reporting Measure (or the value in excess of that number). If the options or stock appreciation rights have been exercised, the restricted stock units or performance units have settled, or other equity awards have otherwise been converted into the underlying shares, but the underlying shares have not been sold, then the Excess Payment is the number of shares underlying the excess options, stock appreciation rights, restricted stock units, performance units or other equity awards (or the value thereof). If the underlying shares have already been sold, then the Board shall determine the amount that most reasonably estimates the Excess Payment and retain documentation reflecting the estimate analysis and provide to the Exchange if deemed appropriate by the Board or requested by the Exchange.

(d)
Compensation Based on Stock Price or Total Stockholder Return. For Incentive-based Compensation based on (or derived from) stock price or total stockholder return, where the amount of the Excess Payment is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Board based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-based Compensation was received (in which case, the Board shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the Exchange in accordance with applicable listing standards).

Method of Recoupment and/or Forfeiture

The Company shall seek to recover each Excess Payment reasonably promptly following its determination, and the Board will determine, in its sole discretion, the method for recouping the Excess Payment in accordance with this Policy, which may include, without limitation (and in each case subject to applicable law):

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requiring reimbursement of cash Incentive-based Compensation previously paid;
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seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
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offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive, or otherwise adjusting or withholding from unpaid compensation;
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cancelling or off-setting outstanding vested or unvested equity awards;
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cancelling or off-setting against planned future grants of equity-based awards; and/or

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taking any other remedial and recovery action permitted by law, as determined by the Board.

To the extent that a Covered Executive fails to repay all of the Excess Payment to the Company when due (as determined in accordance with this Policy), the Company shall take reasonable and appropriate actions to recover such outstanding Excess Payment from the applicable Covered Executive.

The Board shall have broad discretion to determine the appropriate means of recovery of the Excess Payment based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of the Excess Payment in satisfaction of a Tier 1 Executive Officer’s obligations hereunder.

Following receipt of written notice from the Board setting forth the amount of the Excess Payment required to be recouped, cancelled or forfeited by a Covered Executive under this Policy, such Covered Executive will have sixty days (or such longer period as determined by the Board) to repay such Excess Payment to the Company.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-based Compensation subject to this Policy, nor shall the Company pay or reimburse or agree to pay or reimburse any insurance premium to cover the loss of any such compensation.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-based Compensation received on or after the Effective Date, including (i) any cash incentives paid based on the Company’s financial results from and after fiscal year 2022; and (ii) any Incentive-based Compensation based on the Company’s financial results from and after fiscal year 2022 which vests after the Effective Date, including Incentive-based Compensation paid or payable in respect of awards made prior to the Effective Date under the Company’s Incentive-based Compensation plans and programs.

Notwithstanding the foregoing: (i) with regard to officers who were “named executive officers” (as defined in Item 402 of Regulation S-K) in 2021, this Policy shall apply to Incentive-based Compensation received based on the Company’s financial results for the period from and after fiscal year 2021; and (ii) the amendments to this Policy as adopted by the Board on the Effective Date will apply only to Incentive-based Compensation received on or after October 2, 2023.

Amendment; Interpretation; Termination

The Board may amend this Policy from time to time in its discretion (to the extent not inconsistent with Applicable Rules) and shall amend this Policy as it deems necessary to reflect any Applicable Rules.

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Board. To the extent the Applicable Rules require recovery of

Incentive-based Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the Company’s right or obligation to recover such Incentive-based Compensation to the fullest extent required by the Applicable Rules. This Policy shall be deemed to be automatically amended, as of the date the Applicable Rules become effective with respect to Company, to the extent required for this Policy to comply with the Applicable Rules, and any such amendment shall apply to Incentive-based Compensation granted either before or after such amendment to the extent the Applicable Rules so require.

The Board may terminate this Policy at any time; provided, that no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Applicable Rules.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment, forfeiture, or cancellation under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment, forfeiture, or cancellation that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall seek to recover any Excess Payment in accordance with this Policy unless any of the conditions below are met and the Compensation Committee, or in lieu of such a committee, a majority of the independent directors serving on the Board, has made a determination that such recovery would be impracticable:

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The direct expenses paid to third parties to assist in enforcing this Policy would exceed the amount to be recovered and the Company has made a reasonable attempt to recover such erroneously awarded compensation, documented such reasonable attempt(s) to recover, and provided that documentation to the Exchange
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Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that the Company obtained an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and must provide such opinion to the Exchange.
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Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

No Duplication

This Policy shall not provide for recovery of Incentive-based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

Acknowledgement by Covered Executives

The Board or its delegate shall provide notice and seek written acknowledgement of this Policy from each Covered Executive as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Executive; provided, however, that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

Reporting and Disclosure Requirement

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable filings required to be made with the SEC.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their respective beneficiaries, heirs, executors, administrators or other legal representatives.

Adopted November 2023.